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                                                                    EXHIBIT 10-6


                  DESCRIPTION OF 1999 COMPENSATION ARRANGEMENTS
                          WITH LUBIN, DELANO & COMPANY





         During 1999, Lexington Precision Corporation (the "Company") compensated Michael A. Lubin, its Chairman of the Board, and Warren Delano, its President, indirectly through payments to Lubin, Delano & Company, an investment banking firm of which they are the only partners. These compensation arrangements provided for payment to Lubin, Delano & Company of a basic fee of $500,000, and provided for a possible incentive fee based upon attaining an operating profit target for the Company and possible transaction fees as might be agreed upon by the Company and Lubin, Delano & Company in connection with acquisitions, divestitures, financings and other similar transactions.